For Immediate Release

Contact
Katy Biggerstaff
NewGround PR & Marketing
562.761.6338 / kbiggerstaff@newgroundco.com

TRI POINTE GROUP NAMES BRAD BLANK AS NEW PRESIDENT
OF HOMEBUILDING BRAND WINCHESTER HOMES

David C. Lee Named New General Counsel of TRI Pointe Group

IRVINE, CALIF. (January 8, 2018) - TRI Pointe Group, Inc. (NYSE:TPH) announced today that Bradley W. Blank will be stepping into the role of President of Winchester Homes, the company’s Maryland-based homebuilding brand. Blank previously served as TRI Pointe Group’s Vice President, General Counsel and Secretary, giving him a unique perspective on the company’s operations at both the divisional and corporate level.

“Brad has provided invaluable guidance to our management teams and Board of Directors throughout our fast-paced growth over the last three years - especially during the integration of all our homebuilding brands following the merger with Weyerhaeuser Real Estate Company in 2014,” said TRI Pointe Group CEO Doug Bauer. “His intimate knowledge of TRI Pointe Group’s national and regional strategies, operational goals, and corporate culture makes him ideally suited to this new role, and will help ensure that the Winchester Homes brand continues to grow and thrive in the Maryland/Virginia market.”

Simultaneously today comes the announcement that David C. Lee will become Vice President, General Counsel and Secretary of TRI Pointe Group. Over the past four years, David has been a partner in the Orange County and Los Angeles offices of K&L Gates LLP. David previously worked at Gibson, Dunn & Crutcher LLP, and also served as Special Counsel in the Office of the Chief Counsel at the U.S. Securities and Exchange Commission’s Division of Corporation Finance and Counsel to former SEC Commissioner Roel Campos.

“David’s deep and practical expertise in corporate and securities law makes him an ideal fit to assume the duties of Vice President and General Counsel,” said Bauer. “I’m thrilled to have someone with David’s outstanding background join the TRI Pointe Group team as we continue our commitment to delivering long-term shareholder value.”

About TRI Pointe Group®
Headquartered in Irvine, Calif., TRI Pointe Group, Inc. (NYSE:TPH) is a family of premium regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top ten largest public homebuilding companies by market capitalization in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay Homes® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker® Homes in Texas, TRI Pointe Homes® in California and Colorado, and Winchester® Homes in the Washington, D.C. area. TRI Pointe Group was recognized on Fortune magazine’s 2017 100 Fastest-Growing Companies list, named 2015 Builder of the Year by Builder magazine, and 2014 Developer of the Year by Builder and Developer magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal and Best Companies Group in 2016 and 2017. For more information, please visit www.TriPointeGroup.com.